Exhibit 10.9

VALUBOND SECURITIES, INC.
Market Data Feed - Custom Application License Agreement

This LICENSE AGREEMENT (the "Agreement") is entered into by and between VALUBOND SECURITIES Inc., a Georgia corporation with a principal place of business at 3 Piedmont Center, Suite 400, Atlanta, Georgia 30305 ("Licensor") and Bonds Financial Inc., a Delaware corporation ("Licensee"). The effective date of this Agreement shall be February 19, 2007 (the "Effective Date").

1. Definitions

1.1. Application Service means Licensor's data feed provisioning system containing original and third-party content and analytics which enables the Licensee to access information regarding fixed income securities. The Application Service includes the Custom Application, certain content from the Licensor Database, connectivity of the application to the internet, hosting of the application, and certain programming enabling usage thereof. The data feed from the Application Service is comprised of ValuBond's proprietary and other third party-supplied data, which includes the inventory of fixed income securities then available for trading over the ValuBond ECN. The Application Service is made available to the Licensee via a Fix 4.4 feed or Web Service designated by the Licensor.

1.2. Availability Date means the earlier of (a) the first date upon which Licensor has completed all services and work particular to enable usage of the Custom Application by the Licensee; or (b) three business days following the date upon which Licensor has completed a substantial portion of such work, and notified Licensee that further performance by Licensor is being delayed by the failure of Licensee to fulfill development requirements necessary to initiating operational performance of the Custom Application and such failure is not reasonably resolved in such three business day period.

1.3. Custom Application means the Licensor Database, access thereto, systems delivered under this Agreement and also any further development or modifications performed by Licensor on behalf of the Licensee.

1.4. Intellectual Property Rights means copyright rights, trademark rights, patent rights, trade secrets, moral rights, rights of publicity, authors' rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

1.5. Licensor Database means Licensor's proprietary database of bond offerings and related information, certain of which information is provided to Licensor by third parties. The Licensor Database includes information regarding the indicative offering prices at which certain dealers ("Participating Dealers") in fixed income securities will execute a transaction to buy or sell.

1.6. Licensee means the party identified above or their Permitted Assign. Licensor reserves the right to request and receive copies of records documenting Licensee's regulatory compliance, including without limitation any trade blotter reports produced by the Licensee's clearing services provider, and Licensee authorizes the same.

1.7. Licensee Site means the electronic database(s) and database server developed

and maintained by Licensee which would, pursuant to this Agreement, contain the data provided by the Licensor Site.

1.8. Licensor Site means the electronic database(s) and database server through which Licensor shall provide the services described in this Agreement.

1.9. Permitted Assign means an affiliate or subsidiary of Bonds Financial, Inc. to which Bonds Financial, Inc. assigns its rights hereunder.

2. DEVELOPMENT OF AND ACCESS TO CUSTOM APPLICATION.

2.1. Development. Licensor shall be responsible for developing, providing and maintaining the Custom Application. Notwithstanding the foregoing, Licensee acknowledges and agrees that Licensor is not responsible for any errors or degradation in the performance of the Custom Application resulting from transmission problems on the Internet or any relevant on-line service utilized by Licensee.

2.2. Availability. Licensor shall notify Licensee of the Availability Date, which date shall not be later than thirty (30) days after the date of receipt by Licensor of the information required to be delivered by Licensee for development of the Custom Application as set forth in Section 2.1 above.

2.3. Link. Licensee shall be solely responsible for properly accessing the Custom Applications and establishing and maintaining the Licensee Site. Licensor shall be responsible for delivering the descriptive specifications necessary to support access to the Custom Application and authorizing access to the Licensor Database. Licensor will not be responsible for the performance of any connectivity infrastructure, software applications or other products or services provided by a party other than the Licensor.

2.4. Custom Application Access. Licensor shall use commercially reasonable efforts to provide access by Licensee to the Custom Application (as provided through the Licensor Site) on a seven (7) days per week, twenty-two (22) hours per day basis. Licensor shall reserve up to two (2) hours per twenty-four (24) hour period (which shall be limited to non-market hours) of scheduled downtime for maintenance and upgrades, as applicable. Licensee acknowledges and agrees that Licensor is not responsible for downtime due to hardware problems or technical problems relating to the Internet or experienced by Licensor's internet service providers; provided that Licensor has used its best efforts to avoid and/or prevent such problems.

2.5. Licensee acknowledges that Licensor usage agreements with content and information providers may obligate Licensor to provide Licensee contact information to the content and information providers so that the providers may ensure that Licensee is appropriately licensed to display the content or information. Licensee acknowledges that it will not knowingly display or transmit via its application the indicative offering price of any fixed income security by any Participating Dealer by means other than the Custom Application if the Custom Application at the time of such display or transmission is displaying that very same fixed income security (i.e, identical CUSIP) from that same Participating Dealer. Licensee further acknowledges that, as to any indicative offer to buy or sell a fixed income security from a Participating Dealer transmitted by the Custom Application, Licensee will not facilitate the execution of a trade in that security with such Participating Dealer by means other than the electronic trading interface contained in the

Custom Application, except as required to fulfill regulatory and legal requirements of 'best execution' and 'suitability.'

3. PAYMENT

3.1. Payments to Licensor. In consideration for the service and license rights granted to Licensee hereunder, Licensee shall pay Licensor the fees set forth on Schedules 1 (Price and Payment Schedule) in accordance with the payment schedules set forth therein. Licensor reserves the right to change the prices for the services at any time. In the event of price changes, Licensor will give Licensee ninety (90) days prior notice of such change by providing to Licensee a revised schedule of new prices, and Licensee shall have the option to accept the new terms or terminate this Agreement by written notice to Licensor given within such ninety (90)-day period. Licensee's failure to cancel this Agreement by written notice within such ninety (90) day period shall be deemed acceptance of such new prices by Licensee. In the event Licensee accepts such price changes, the schedule of new prices shall be deemed an amendment to the original Agreement.

3.2. Taxes and Other Charges. All fees payable to Licensor as set forth in this Section 3 ("Payment") are exclusive of all federal, state and local taxes (other than the Licensor's income tax), shipping fees, Internet access fees, telephone charges and the like, which charges shall be the sole responsibility of Licensee.

3.3 Late Payments. Licensee shall pay interest on any late payments at the rate of 1.5% per month on the unpaid balance or the highest rate permitted by law, whichever is the lesser.

4. LICENSE GRANT

4.1. License. Licensor grants to Licensee, a worldwide, non-transferable, non-exclusive license to access and use the Custom Application for the purpose of performing internal reporting.

4.2. Use. Licensor grants to Licensee, a worldwide, non-transferable, non-exclusive license to access data from the Custom Application in the form and format provided to Licensee (and not as modified, altered, or adapted) through the Licensor Site provided that such data shall be for Licensee's internal use only and not for sale, resale, lease, rental, license, sublicense, or further redistribution or commercialization. Licensee is not permitted to use the Custom Application to perform investment accounting activities, portfolio management, client account management or research (other than security lookup). Notwithstanding the foregoing, the Licensee shall be entitled to access and use the data from the Custom Application for the purpose of marking up securities offered for purchase or sale and repackaging and redisplaying such marked up securities to Licensee's end users, clients and customers ("Derivative Data") ; provided that Licensee shall not, without prior written approval from Licensor, derive from any third party subscription or soft dollar revenue for access to or usage of the Derivative Data.

4.3. Reservation of Rights; Sublicense Rights. Licensor reserves all rights not otherwise granted in this Section 4 ("License Grant"). In particular, Licensee may not sublicense these rights.

4.4. Additional Prohibitions. Licensee agrees not to use the Custom Application or its content in any manner except as expressly licensed under this Section 4 ("License Grant"). In particular, Licensee agrees not to copy or integrate the Custom

Application into systems or areas other than the Licensee Site. In addition, all of the use restrictions on the use of the data as incorporated into the Licensee Site contained in the "User Agreement/Disclaimer" and "Terms and Conditions of Use" attached hereto as Attachment A are hereby incorporated by reference and shall be deemed to be a part of this Agreement, and to the extent applicable, binding upon the Licensee. Licensee acknowledges that the information contained in the Licensor Database is the proprietary asset of the Licensor, and other than as provided in this Section 4, Licensee is not authorized to display, place into another application, or redistribute any portion of the Licensor Database without Licensor's prior written authorization. Specifically and without limitation, other than the Derivative Data, Licensee agrees that information from the Licensor Database shall not leave the Licensee Site without Licensor's prior written authorization.

5. OWNERSHIP

As between Licensor and Licensee, Licensor and its third party suppliers shall own all Intellectual Property Rights in and to the services, the Licensor Application, and the Custom Application.

6. INDEMNIFICATION

Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, employees and agents and third-party licensors from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys' fees) which result from, arise in connection with or are related to any use by Licensee, or its customers of the services or any information contained in the Custom Application.

Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, employees and agents and third-party licensors from and against any and all losses, liabilities, claims, obligations, costs, expenses (including, without limitation, reasonable attorneys' fees) which result from, arise in connection with or are related to any use by Licensor, or its customers of the services or any information contained in the Custom Application.

7. TERM AND TERMINATION

7.1. Term. Subject to Section 1.6, the term of this Agreement will remain in effect from the Effective Date to two (2) year after the Availability Date (the "Term"), unless sooner terminated as provided below. Thereafter, this Agreement will be automatically renewed for additional consecutive one (1) year periods unless written notice of termination is given by either party at least ninety (90) days prior to expiration of the then-current term

7.2. Termination for Cause. (a) Licensor may terminate the Agreement immediately upon notice to Licensee if Licensee fails to make any payment hereunder within fifteen (15) days of receipt of notice of non-payment or immediately upon Licensee's material breach hereunder which is not cured within thirty (30) business day of receipt of notice of such breach specifying such breach in detail provided that if such breach cannot be cured by the payment of money only, such right of termination shall not be exercisable by Licensor if within such thirty (30) day period, Licensee commences such cure and thereafter diligent prosecutes such cure to completion.

(b) Licensee may terminate the Agreement at any time, if the Custom Application provided by Licensor to Licensee fails to operate in a manner necessary for Licensee to utilize it as set forth in this Agreement provided that Licensor has the right to cure such breach within 7 days of receipt of

written notice by Licensee, and further provided that any event described in Section 8.2 will not be considered a circumstance engaging Licensee's right to terminate the Agreement, unless such condition specified in Section 8.2 continues to exist for more than thirty (30) consecutive days.

7.3. Effect of Termination. Effective immediately upon termination of this Agreement for any reason other than under Section 7.2 above, (a) the licenses granted herein to use the Application Service and Custom Application shall automatically terminate and (b) Licensee shall not be responsible for any unaccrued payments obligations existing at the time of such termination. The termination of the Agreement under Section 7.2 above shall have the effect of accelerating the entire payment obligations of Licensee for the full term of this Agreement, and such obligations shall be due and payable in full immediately.

8. GENERAL

8.1. No Partnership or Joint Venture. Licensor and Licensee are independent contractors and neither party is the legal representative, agent, joint venture, partner, or employee of the other party for any purpose whatsoever. Further, the terms and information of the existence of this Agreement shall be kept confidential by each party, except as legally necessary to perform the operations anticipated by this Agreement and/or as required by legal and regulatory authorities.

8.2. Force Majeure. In no event shall Licensor be liable to the Licensee for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the control of Licensor including, but not limited to, acts of God; acts of the public enemy; acts of Government; fires; blackouts; floods; epidemics; earthquakes; quarantine restrictions; strikes; and freight embargoes.

8.3. Notice and Service. All notices which are required or permitted to be given under the terms of this Agreement, shall be in writing and shall be sent by United States mail (postage prepaid), facsimile or recognized commercial overnight courier. Notices shall be deemed received three (3) days after deposit in the United States mail, postage prepaid, when sent by mail, upon receipt of written confirmation of transmission when sent by facsimile, or signing for receipt of delivery if sent by overnight courier. Notices shall be sent to the parties at the following addresses:

For Licensor:

Valuebond Securities, Inc.
3525 Piedmont Road
3 Piedmont Center
Suite 400
Atlanta, GA 30305

For Licensee: Bonds Financial, Inc.
Suite 201
100 N. Washington Blvd.
Sarasota, Florida 34236

8.4. Assignment. Other than a Permitted Assign, neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement without the other party's prior written consent. Notwithstanding the foregoing, this Agreement may be assigned by either party to its successors and third party assigns without the other party's written consent.

8.5. Disclaimer of Warranties. Licensor and its suppliers and third party licensors provide the Custom Application and the data within it on an "AS IS" basis, and make NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, TIMELINESS,

COMPLETENESS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS WITH REGARD TO ANY DATA OBTAINED FROM EITHER: (I) ACCESS TO THE CUSTOM APPLICATION OR (II) USE OF THE SERVICES.

8.6. Warranties. Licensor represents and warrants that the Custom Application and all associated Intellectual Property Rights: (i) do not infringe upon the intellectual property rights of any other person or entity and (ii) do not contain any computer code intentionally designed to: (a) disrupt, disable, harm, or otherwise impede in any manner (including aesthetical disruptions or distortions) the operation of any software, hardware, or network operated by the Licensee, or (b) any other harmful, malicious or hidden procedures, routines or mechanisms. Licensor will indemnify Licensee against all third party claims and expenses incurred by Licensee as a result of or in connection with any breach of the foregoing representations and warranties. Notwithstanding anything contained herein to the contrary, such indemnification obligation shall survive the expiration or termination of this Agreement for any reason and shall be capped at the total value paid to Licensor by Licensee at that time under the terms of this Agreement.

8.7. Limitation of Liability.

(a) The information provided in the Custom Application is obtained or derived by Licensor or its suppliers and third party licensors from sources and in a manner that Licensor, using commercially reasonable resources, has reason to believe are reliable, such as standard financial periodicals or publications, brokers, dealers, underwriters and commercial databases. While Licensor shall exercise good faith in delivering the services described in this Agreement. OTHER THAN WITH RESPECT TO INTENTIONAL MISCONDUCT, IN NO EVENT WILL LICENSOR OR ITS THIRD PARTY LICENSORS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFIT OR LOSS OF DATA WITH REGARD TO THIS AGREEMENT, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY (NOR THEIR SUPPLIERS' AND THIRD PARTY CONTRACTORS) AGGREGATE LIABILITY FOR DIRECT DAMAGES, IF ANY, SHALL EXCEED THE AMOUNT OF ANY ANNUAL FEES RECEIVED BY LICENSOR UNDER THIS AGREEMENT DURING THE YEAR LONG PERIOD IMMEDIATELY PRECEDING THE DATE UPON WHICH THE RELEVANT CLAIM ACCRUED.

(b) Neither Licensor nor its suppliers or third party licensors guarantee the correctness or completeness of any programs, data, or other information furnished in connection with the services described in this Agreement. Licensee expressly acknowledges and agrees that it is solely responsible for independently verifying all information and data obtained through access to the Custom Application.

(c) Licensee shall be solely responsible for any warranties to, or claims made by, its reps with regard to data obtained by access through the Custom Application.

8.8. Survival. Upon any termination of this Agreement, the following Sections shall remain in full force and effect:

3.3 ("Interest"), 6 ("Indemnification"), 7.3 ("Effect of Termination ") and 8 ("General") and the audit rights contained on the payment schedule hereto.

8.9. Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Georgia without regard to conflict of laws principles. All disputes arising out of this Agreement shall be subject to arbitration between the parties in accordance with the rules of the American Arbitration Association, or, if deemed appropriate, before the National Association of Securities Dealers (NASD) and such arbitration shall be conducted in accordance with the NASD Code of Arbitration Procedure in effect as of the Effective Date of this Agreement. Judgment upon the written arbitration award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.

8.10.Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

8.11.Waivers; Modification. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.

8.12.Severability. In the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid, illegal, or otherwise unenforceable, such provision shall be interpreted to the extent possible so as to affect the intent of such provision.

8.13.Entire Agreement. This Agreement (together with the Exhibits and Attachments hereto) constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, written or oral, that the parties heretofore may have had with respect to the subject matter herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

Securities
VALUBOND, INC.

By: ____________________

Name/Title: William Kane / President

Date: 2 / 20, 2007

LICENSEE: Bonds Financial

Signed: ____________________

By: John J Barry III
(PLEASE PRINT)

Title: President/CEO

Date: 2/20/07

SCHEDULE 1

Market Data Feed Custom Application

Price and Payment Schedule

(a) Development Fee (One-time) **

Development Fee covers up to 30 hours of development work by ValuBond. Additional development work, if required, will be billed at $75 per hour subject to written approval by the Licensee.

(b) Fixed Income Pricing Feed License Fees (Annual)

First Year ** payable quarterly as follows:

** CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

1st Quarter **

2nd quarter **

3rd quarter **

4th quarter **

Second year and thereafter ** payable quarterly at ** per quarter

(c) Trade Credit:

Licensee, beginning in the second quarter of the first year, will receive a credit, to be applied to the next quarterly invoice, of ** per trade or ** of our net revenue on the trade whichever is less for each Eligible Buy completed on the ValuBond ECN. An Eligible Buy is defined as a Corporate, Agency or, Municipal buy side trade on the ValuBond ECN by the Licensee. Eligible Buys do not include primary (new issue) buys, certificates of deposit, treasuries or buys from Bid Wanteds posted on the ValuBond ECN.

Licensor shall maintain full and complete records of net revenue during the Term and for at least twelve months following the expiration or termination of the Term. Each party ("Requesting Party") shall, at any time during the period when the other party ("Responding Party") is obliged to maintain such books and records, be entitled to audit such books and records upon ten (10) days written notice in order to confirm the accuracy thereof. Any such audit shall be performed at Requesting Party's expense during normal business hours; provided, that the cost of such audit shall be paid by Responding Party if such audit reveals an underpayment of such credits by Responding Party of more than ten percent (10%) of the total value owed to Requesting Party in any calendar quarter. The auditor shall sign a confidentiality agreement reasonably acceptable to the Responding Party.

(d) Payment Schedule

Development Fee is due upon execution of this agreement (the Effective Date).

License Fees are due quarterly in advance; The first quarter Licensee Fee is due on the date of delivery of the Market Data Feed (the Availability Date).[1]

Initial Licensor Acceptance: WAK

[1] This does not work as it will short change the first quarter which is supposed to be a low ramp up quarter payment

Attachment A

Disclaimers and Acknowledgements

Terms and Conditions of Use of the ValuBond Market Data Feed

The ValuBond Market Data Feed is provided for your use, conditioned on your acceptance without modification (except those modifications included herein) of the terms, conditions and notices contained herein. Your use of the Custom Application constitutes your agreement to all such terms, conditions and notices. To the extent permitted by law, ValuBond may, at any time, change or modify the terms and conditions applicable to your use of the Custom Application.

Materials provided through the Custom Application are for general information only, and do not constitute investment advice. Under no circumstances do ValuBond, its affiliates or their employees render advice or recommendations concerning the nature or the potential value or suitability of any security, transaction or investment strategy.

Other than as provided in Section 4 of the License Agreement, you may not modify, copy, distribute, transmit, display, perform, reproduce, publish, license, create derivative works from, transfer, or sell any information, products or services obtained from the Custom Application, except that if enabled you may print and distribute from the Websites provided that such reports are for internal use solely by your customers or other employees and agents in your office and not for resale, and provided, further, that such reports contain the proprietary notice(s) designated by ValuBond from time to time. Quotes and financial market information provided through the Custom Application have been independently obtained through sources believed to be reliable. However, such information may include inaccuracies, errors or omissions. Neither ValuBond, its affiliates, information providers or content providers shall have any liability to you or third parties for the accuracy, completeness, timeliness or correct sequencing of information, or for any decision made or action taken by you in reliance upon such information, or for the delay or interruption of such information.

The Agreement contains a limitation of warranties and remedies. Some states do not allow certain limitations on implied warranties, or the exclusion or limitation of incidental, consequential or other damages, so that these disclaimers and limitations may not apply to you.

Copyright and Trademark Information

The material and content contained in the Licensor Site are owned by ValuBond or its information providers or content providers and are protected by copyright laws.

News Services & Data Providers

ValuBond and its affiliates, information providers, and content providers make no warranties with respect to the accuracy, timeliness or suitability of the content of other services or sites to which the screens of this site link. By providing access to other sites, neither ValuBond nor its affiliates, nor its information providers or content providers is endorsing or recommending the site; services or products offered or described thereon; the accuracy, completeness, suitability or any other characteristic of the content of the site; the organization sponsoring the site; nor the purchase or sale of securities issued by such sponsor.

Use of Information from FT Interactive Data, Inc.

NO WARRANTIES: INTERACTIVE AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER.

Limitation on Liability

a) FT Interactive and its suppliers have no liability to Licensee, or third party, for errors, omissions or malfunctions in the Services, other than the obligation of Interactive to endeavor, upon receipt of notice from Licensee, to correct a malfunction, error, or omission in any service.

b) The Licensee acknowledges that the Services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.

The Licensee accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of any of the services, its selection of the use or intended use of such, and any results

obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

c) The Licensee shall indemnify FT Interactive and its suppliers against and hold FT Interactive harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against FT Interactive or its suppliers by a third party arising out of or related to the accuracy or completeness of any Services of FT Interactive received by Licensee, or any data of FT Interactive, information, service, report, analysis or publication derived therefrom. Neither FT Interactive nor its suppliers shall be liable for any claim or demand against Licensee by a third Party.

d) Neither party shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) ant claim that arose more than one year prior to the institution of suit thereof.

Use of Information from Moody's Investors Service, Inc.

Moody's Investors Service, Inc. ("Moody's") is a third party licensor and a content and information provider for ValuBond as those terms are used hereunder. Pursuant to Section 17(b) of the Securities Act of 1933, Moody's hereby discloses that most issuers of debt securities (including corporate and municipal bonds, debentures, notes and commercial paper) and preferred stock rated by Moody's have, prior to assignment of any rating, agreed to pay to MOODY'S for the appraisal and rating services rendered by it fees ranging from $1,500 to $1,500,000. You agree and acknowledge that the information provided by Moody's is and shall remain the valuable intellectual property owned by, or licensed to, Moody's and that no proprietary rights are being transferred to you in such materials or in any of the information contained therein. You agree that misappropriation or misuse of such materials shall cause serious damage to Moody's and that in such event money damages may not constitute sufficient compensation to Moody's; consequently, you agree that in the event of any misappropriation or misuse, Moody's shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which Moody's may be entitled.

Use of information and disclosure from Standard & Poors, Inc.

(1) Use of information: (i) neither S&P, its affiliates nor any third-party licensor shall have any liability for the accuracy or completeness of the information or software furnished through the Distributor Service, or for delays, interruptions or omissions therein nor for any lost profits, indirect, special or consequential damages;

(ii) either S&P, its affiliates or third-party licensors have exclusive proprietary rights in the information or software received;

(iii) S&P Services are to be used solely and exclusively by employees, agents and consultants of Subscriber for normal business activities and shall not be used for any unlawful or unauthorized purpose;

(iv) Subscriber is not authorized or permitted to furnish such information or software to any person or firm for reuse or retransmission without prior written approval of the source of such information or software;

(v) access to the S&P Services is subject to termination in the event that any agreement between ValuBond and a provider of information or software distributed through the Application Service is terminated in accordance with its terms.

(2) S&P's disclosure language:

(a) Disclosure on receipt of compensation for ratings services. S&P receives compensation for rating obligations. Such compensation is based on the time and effort to determine the ratings and is normally paid either by the issuers of such

securities or by the underwriters participating in the distribution thereof. The fees generally vary from US$5,000 to over US$1,000,000. While S&P reserves the right to disseminate such ratings, it receives no payment for doing so, except for subscriptions to its publications.
Ratings are statements of opinion, not statements of fact or recommendations to buy, hold, or sell any securities.

Use of CUSIP numbers
ValuBond provides CUSIP numbers on its site. CUSIP numbers may be supplemented by information from other sources. ValuBond provides CUSIP numbers for the purpose of identifying fixed income securities issues. Use of CUSIP numbers is defined by the CUSIP Service Bureau, Standard and Poor's, a division of the McGraw-Hill Companies. ValuBond does not grant to any registered user or account holder any rights or license to the CUSIP database other than for the purpose of identifying securities and transactions on the ValuBond site.

You agree and acknowledge that the CUSIP Database is and shall remain the intellectual property owned by, or licensed to, Standard & Poor's CUSIP Service Bureau ("CSB") and the American Bankers Association ("ABA"), and that no proprietary rights are being transferred to you in such materials or in any of the information contained therein. You agree that misappropriation or misuse of such materials shall cause serious damage to CSB and ABA and that in such event money damages may not constitute sufficient compensation to CSB and ABA; consequently, you agree that in the event of any misappropriation or misuse, CSB and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CSB and ABA may be entitled.

You agree that you shall not publish or distribute in any medium the CUSIP Database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal internal processing of security transactions. You further agree that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a file of CUSIP descriptions or numbers for any other third party recipient of such service and is not intended to create and does not serve in any way as a substitute for the CUSIP MASTER TAPE, PRINT, ELECTRONIC and/or CD-ROM Services.

NEITHER CSB, ABA NOR ANY OF THEIR AFFILIATES MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY OF THE INFORMATION CONTAINED IN THE CUSIP DATABASE. ALL SUCH MATERIALS ARE PROVIDED TO SUBSCRIBER ON AN "AS IS" BASIS, WITHOUT ANY WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE NOR WITH RESPECT TO THE RESULTS WHICH MAY BE OBTAINED FROM THE USE OF SUCH MATERIALS, NEITHER CSB, ABA NOR THEIR AFFILIATES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ERRORS OR OMISSIONS NOR SHALL THEY BE LIABLE FOR ANY DAMAGES. WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE LIABILITY OF CSB, ABA OR ANY OF THEIR AFFILIATES PURSUANT TO ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT, OR

OTHERWISE EXCEED THE FEE PAID BY YOU FOR ACCESS TO SUCH MATERIALS IN THE MONTH IN WHICH SUCH CAUSE OF ACTION IS ALLEGED TO HAVE ARISEN. FURTHERMORE, CSB AND ABA SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR DELAYS OR FAILURES DUE TO CIRCUMSTANCES BEYOND ITS CONTROL.

You agree that the foregoing terms and conditions shall survive any termination of your rights of access to and use of the CUSIP data.